Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Edesa Biotech, Inc. (formerly known as Stellar Biotechnologies, Inc.) of our report dated March 26, 2019 relating to the financial statements of Edesa Biotech Inc. for the years ended December 31, 2018 and 2017, which report appears in the Current Report on Form 8-K/A of Edesa Biotech, Inc., as filed with the Securities Exchange Commission on August 14, 2019, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
August 30, 2019